UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): November 6, 2006 (October 31, 2006)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 31, 2006, Federated Investors, Inc. (Federated) entered into a five-year $200 million Revolving Credit Facility by and among Federated, certain of its subsidiaries, PNC Bank, National Association, as agent and one of the lending banks and certain other lending banks (the New Credit Facility). The New Credit Facility provides Federated with an option to increase it to $300 million during the term of the facility upon commitment from the lenders. Borrowings under the New Credit Facility would bear interest, at the option of Federated, at a defined prime rate or at a spread dependent upon its debt rating over the London Interbank Offering Rate (“LIBOR”) or Federal Funds effective rate. Under the New Credit Facility, Federated will pay a facility fee based on its debt credit rating, currently 7.5 basis points, and can make cash payments for stock repurchases or shareholder dividend payments as long as liquidity of no less than $10 million is maintained during the payment period. Certain subsidiaries entered into a Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the New Credit Facility. The New Credit Facility also includes representations, warranties and other financial and non-financial covenants, which are similar in nature to those contained in the Second Amended and Restated Credit Agreement, as previously amended. The New Credit Facility, which expires October 31, 2011, will be used for general corporate purposes.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC. (REGISTRANT)

Dated: November 6, 2006	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer